Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of March 14, 2022 (the “Effective Date”) by and between MoneyLion Technologies Inc., a Delaware corporation (the “Company”), with its principal place of business at 30 West 21st Street, 9th Floor, New York City, New York, and Diwakar Choubey (“Executive”). Company and Executive shall sometimes be referred to individually as the “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to continue to retain Executive as an employee to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services;

WHEREAS, Executive desires to continue to be employed by the Company and provide such services to the Company as an Executive in return for certain compensation and benefits;

WHEREAS, this Agreement amends, restates, supersedes and otherwise replaces any existing employment agreement or term sheet, whether written or oral, currently in existence between the Company and Executive, and provides benefits to Executive that Executive is not currently, and would not otherwise be, entitled to without this Agreement; and

WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive will be employed by Company.

TERMS

NOW, THEREFORE, incorporating herein by reference the foregoing Recitals and in consideration of Executive’s employment with Company and of the mutual covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. employment.

The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein.

1.1 Term. This Agreement is effective on and from the Effective Date and will continue for an initial period of three years (the “Initial Term”). This Agreement will automatically be extended annually upon the same terms and conditions set forth below for one-year extensions unless either Party provides ninety (90) days’ prior written notice to the other Party of intent not to renew the Agreement (the Initial Term, together with any such extensions, the “Term”). For the sake of clarity, a notice of nonrenewal provided by the Company to Executive shall be considered a termination by the Company without Cause.

1.2 Position and Duties. Executive shall be employed in the position of Chief Executive Officer of the Company (“CEO”). Executive shall report directly to the Board of Directors (the “BoD”) of MoneyLion Inc. (the “Parent”), and shall have the duties and responsibilities commensurate with such position and such other duties and responsibilities not inconsistent with the performance of his duties as CEO and as the BoD shall direct. Executive shall serve as a member of the BoD; provided that Executive agrees Executive shall not be entitled to receive any compensation for such service while Executive is employed by the Company.

The services to be rendered by Executive shall include such services as are customarily rendered by persons engaged in the same capacity or in a similar capacity in the Company’s industry, pursuant to the terms and conditions set forth in this Agreement. Executive acknowledges and agrees that in Executive’s capacity as an officer of the Company, Executive owes fiduciary duties to the Company and any of their affiliated companies in accordance with applicable law.

1.3 Exclusive Services. During the Term, Executive will devote substantially his full business time and attention to the performance of his duties for the Company and will not engage in any other business activity (whether for compensation or otherwise) without the prior written consent of the BoD. Notwithstanding anything herein to the contrary, this Agreement shall not be interpreted to prohibit the Executive from serving in charitable and civic positions or on corporate boards and committees of for-profit companies, in each case with the prior written consent of the BoD, which consent shall not be unreasonably withheld if those activities do not materially interfere with the services required under this Agreement.

1.4 Executive’s Principal Place of Employment. The location of the Executive’s principal place of employment shall be at the Company’s headquarters in New York City, New York. In addition, Executive shall be expected to travel to other locations where the Company does business.

1.5 Executive’s Representations. With respect to performing the services, Executive represents and warrants that he has no rights, duties or obligations and is not subject to any restrictions under any prior agreement with any previous employer or other person or entity which prohibits him from performing the services called for hereunder. Executive also represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder do not and will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or secrecy agreement, with any previous employer or any other person or entity, and will not violate any injunction or other equitable order entered against his. Executive further represents that he is not currently a party to any lawsuit, administrative proceeding, arbitration or other legal dispute with any previous employer or any other person or entity, and if he has been a party to a lawsuit, administrative proceeding, arbitration or other legal dispute with any previous employer or any other person, he has provided the Company with copies of any judgments or orders entered in connection therewith. Executive agrees to promptly notify the Company immediately if any such conflicts occur in the future.

Executive further specifically represents to the Company that he has not brought to (and will not bring to) the Company, nor does he use any materials or documents (whether or not of a confidential nature) of any previous employer or other person or entity. The provisions of this section shall survive the termination of Executive’s employment with the Company.

2. compensation and benefits.

2.1 Salary. Effective March 1, 2022, the Company shall pay Executive as compensation for his services hereunder a base salary at the annualized rate of $650,000 (the “Base Salary”), less applicable withholdings, which amount shall be paid in accordance with the Company’s regular payroll practices. Executive’s Base Salary shall be reviewed periodically and may be increased by an amount determined by the Company, in its sole and absolute discretion. Notwithstanding the foregoing, the Company may reduce Executive’s salary if it is part of a management-wide reduction in salaries in which Executive’s salary is not reduced a disproportionately greater percentage.

2.2 Equity Awards. Each fiscal year during the Term, Executive shall be considered for a grant of annual equity awards in substantially the same form as determined by the Compensation Committee for other similarly situated executives of the Company. The grant date value of Executive’s annual equity awards shall be at the sole discretion of the Compensation Committee.

2.3 Annual Bonus. With respect to each fiscal year during the Term, Executive will be eligible to earn an annual bonus (the “Annual Bonus”). Executive’s target Annual Bonus shall initially be determined by the Compensation Committee and communicated to the Executive (“Target Bonus”). Such Target Bonus opportunity shall be subject to annual review and potential adjustment, as determined by the Compensation Committee. In all instances, following the close of each fiscal year, the actual amount of the Annual Bonus, if any, shall be determined by the Board of Directors of the Parent (“BoD”) and the Compensation Committee, in their sole and absolute discretion, and may be based on Executive’s overall performance, and the performance of the Company and Parent. No Annual Bonus shall be earned until the BoD and the Compensation Committee determine the amount thereof, if any, and communicate the same in writing to Executive. No amount of the Annual Bonus is guaranteed and Executive must be an employee of the Company in good standing on the Annual Bonus payment date to be eligible to receive the Annual Bonus. The Annual Bonus, to the extent earned, shall be paid no later than two and one-half months following the end of the fiscal year to which the Annual Bonus relates.

Without limiting the provisions of Section 3.7, if Executive remains continuously employed through the last day of the fiscal year and thereafter Executive’s employment terminates for any reason (other than a termination by the Company for Cause) prior to the payment date of the Annual Bonus, Executive will still be eligible to earn and receive the Annual Bonus, if any, for that prior fiscal year. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company for Cause prior to the payment date of the Annual Bonus, Executive will cease to be eligible to receive any Annual Bonus.

2.4 Benefit Plans. Executive shall be eligible for Company benefits in accordance with Company policy.

2.5 Expenses. Upon submission of proper receipts and documentation to the Company, the Company will pay or reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties during Executive’s employment with the Company, including, but not limited to, travel and entertainment expenses, telecommunication expenses for maintaining his mobile phone and connectivity services, and executive coaching expenses. In addition, the Company will pay or reimburse Executive for his monthly health club membership.

3. termination of employment.

The Parties acknowledge that Executive’s employment relationship with the Company is at-will, subject to the following terms and conditions.

3.1 Termination by the Company for Cause. Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated at any time by the Company for Cause (as defined below in Section 3.6.1) by delivery of written notice to Executive. Any such notice of termination shall effect termination as of the date the written notice is delivered, or as of such later date as specified in the notice. All outstanding equity awards shall cease to vest.

3.2 Resignation by Executive. Notwithstanding any other provision of this Agreement, Executive may resign from his employment under this Agreement without Good Reason by delivery of written notice to the Company. Any such notice of resignation shall effect termination three (3) months after Executive gives written notice to the Company of Executive’s resignation; provided that the Company may set a termination date at any time between the date of notice and the stated effective date of resignation, in which case Executive’s resignation shall be effective as of, and the date of termination of employment shall be, the date determined by the Company; provided further that Executive shall continue to be paid Base Salary and benefits, less applicable withholdings, which amounts shall be paid in accordance with the Company’s regular payroll practices for the entire three-month period. The Company shall also have the right during the period between the date of the notice and the stated effective date of resignation, or any part of that period, to place Executive on leave, paying Base Salary and benefits to which Executive is entitled as set forth above, less applicable withholdings, which amounts shall be paid in accordance with the Company’s regular payroll practices. During this leave period, if directed by the BoD, Executive shall not visit the Company’s premises or conduct any business on behalf of Company or hold himself out a representative or agent of the Company. For avoidance of doubt, in the event that the Company so shortens the time period between the date Executive gives written notice of Executive’s resignation and the effective date of Executive’s resignation, this shall not be construed as a termination by the Company without Cause. All outstanding equity awards shall be handled in accordance with the applicable incentive plans and award agreements.

3.3 Termination by the Company Without Cause, by Executive for Good Reason or due to the Company’s Non-Renewal of the Term. Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated either (i) by the Company without Cause by delivery of advance written notice to Executive, (ii) by Executive for Good Reason, as defined below in Section 3.6.3, at any time or (iii) due to the Company’s non-renewal of the Term, as set forth in Section 1.1. Any notice of termination by the Company without Cause shall effect termination thirty (30) days after the Company gives written notice to Executive of such termination; provided that Executive may choose a termination date at any time between the date of notice and the stated effective date of termination, in which case termination shall be effective as of, and the date of termination of employment shall be, the date chosen by Executive; provided further that Executive shall only receive Base Salary and benefits, less applicable withholdings, which amounts shall be paid in accordance with the Company’s regular payroll practices through the earlier termination date chosen by Executive. The Company shall also have the right during the period between the date of the notice of termination by the Company without Cause and the stated effective date of resignation, or any part of that period, to place Executive on leave, paying Base Salary and benefits to which Executive is entitled as set forth above, less applicable withholdings, which amounts shall be paid in accordance with the Company’s regular payroll practices. During this leave period, if directed by the BoD, Executive is not to visit the Company premises or conduct any business on behalf of Company and shall not hold himself out as being a representative or agent of the Company. For avoidance of doubt, in the event that Executive chooses to shorten the time period between the date the Company gives written notice of termination and the effective date of termination, this shall not be construed as a resignation by Executive (but will continue to be treated as a termination by the Company without Cause). A termination for Good Reason shall be effective on the date the Company receives a Good Reason Final Termination Notice (as defined below in Section 3.6.3) from Executive. A termination due to the Company’s non-renewal of the Term shall be effective on the expiration of the then-current Term and Executive’s Separation from Service (as defined below in Section 3.7.2) on that date.

3.4 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Disability (as defined below in Section 3.6.2). In the event of Disability, Executive shall be eligible for benefits under the Company’s long-term disability insurance coverage, if any.

3.5 Termination Following a Change in Control by the Company Without Cause, by Executive for Good Reason or due to the Company’s non-renewal of the Term. If at any time during the Term of this Agreement there is a Change in Control of the Company, as defined below in Section 3.6.4, the Company or its successor may elect to terminate Executive’s employment by delivery of written notice to Executive or, to the extent Good Reason exists, a termination of employment for Good Reason. A termination following a Change in Control shall be effective on the date Executive is so informed, upon a Good Reason Final Termination Notice or upon the non-renewal of the Term.

3.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.6.1 Cause. Cause shall mean the occurrence of any of the following events, as determined by the BoD:

(a) Executive’s conviction by, or entry of a plea of guilty or nolo contendere, in a court of competent and final jurisdiction for any crime involving moral turpitude, any felony offense, or which could reasonably be expected to have a material adverse impact on the business operations or financial or other condition of the Parent or Company, or which has resulted in Executive’s imprisonment;

(b) Executive’s material breach of any of the covenants set forth in Sections 4.1 or 4.2 or breach of any of the covenants set forth in Sections 4.3 or 4.4;

(c) Executive’s fraud, embezzlement or willful misconduct that is injurious to the Parent or Company;

(d) Executive’s continuing repeated, intentional or willful failure or refusal to perform Executive’s duties and responsibilities as required by this Agreement, including but without limitation, Executive’s inability to perform Executive’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of Executive’s intentional or willful failure to comply with any laws, rules, or regulations of an governmental entity applicable to Executive’s employment by the Parent or Company;

(e) Executive’s gross misconduct, gross negligence, material violation of any fiduciary duty or duty of loyalty to the Parent or Company, or Executive’s intentional or willful breach of any material provision of this Agreement;

(f) Executive’s intentional commission of any act which could reasonably be expected to be materially detrimental to Parent or Company’s business or goodwill or willful act or omission which is materially injurious to the financial condition or business reputation of the Parent or Company;

(g) Executive’s failure to cooperate in any material respect in any Parent or Company investigation; provided that any action taken or not taken upon the reasonable advice of mutually agreed upon legal counsel shall not constitute a failure to cooperate; or

(h) Executive’s material violation of a Parent or Company written policy and/or procedure, including, but not limited to, policies and procedures pertaining to prevention of harassment, discrimination, bullying, abusive conduct, and workplace violence.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless the Company gives Executive written notice within 30 days after the occurrence of the event which the Company believes constitutes the basis for Cause, specifying the particular act or failure to act which the Company believes constitutes the basis for Cause. If Executive fails to cure such act or failure to act (to the extent curable, which shall not be the case under any circumstances with respect to clauses (a), (b) or (f) of this Section 3.6.1) within 30 days after receipt of such notice, the Company may terminate Executive’s employment for Cause within ten days of the expiration of such 30-day cure period by written notice to Executive.

3.6.2 Disability. Executive shall be determined to be disabled if, as a result of a physical or mental illness or injury, a physician selected by the Company determines that Executive’s incapacity constitutes a disability for purposes of the Company’s long-term disability insurance coverage, if any; or in the event the Company does not have a long-term disability policy, “Disability” shall mean any physical or mental disability that prevents or is objectively expected to prevent Executive from substantial performance of Executive’s duties, with or without an accommodation. For purposes of this Section, at the Company’s request, Executive agrees to make himself available and to cooperate in a reasonable examination by such independent physician. A termination of Executive’s employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective as stated therein.

3.6.3 Good Reason. “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent:

(a) The assignment to Executive of duties materially inconsistent with his position or a materially adverse alteration in the nature of Executive’s duties and/or responsibilities, titles or authority; or

(b) The relocation of Executive’s principal place of employment to a location more than thirty (30) miles from the Executive’s then-current principal place of employment; or

(c) Company’s breach of any material terms and conditions of this Agreement.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive gives the Company written notice within 30 days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act within 30 days after receipt of such notice, Executive must terminate his employment for Good Reason within 30 days of the expiration of such 30 day Company cure period by written notice to the Company (a “Good Reason Termination Final Notice”).

3.6.4 Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Parent’s Omnibus Incentive Plan (the “Incentive Plan”) as of the date hereof.

3.7 Compensation Upon Termination.

3.7.1 If the Executive’s employment is terminated under this Agreement for any of the reasons described in this Section 3, Executive or his estate shall be entitled to receive (a) any accrued but unpaid Base Salary up to the effective date of termination, (b) any benefits under any plans of the Company in which Executive is a participant to the full extent Executive is entitled to receive such benefits at the time of his death or termination of employment, and (c) any unreimbursed business expenses incurred by Executive in connection with his duties hereunder for which Executive is entitled to reimbursement, all to the date of termination. Except as set forth below, Executive shall not be entitled to any other compensation or reimbursement of any kind.

3.7.2 Additionally, in the event of a termination of employment under Section 3.3, subject to Executive furnishing to the Company an executed waiver and general release of any and all known and unknown claims, in a form provided by the Company and reasonably acceptable to Executive (the “Release”) within 60 days following Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1 (h) and without regard to any alternate definition thereunder) (a “Separation from Service”), and not revoking the Release as described therein, then Executive shall be entitled to: (a) a payment equal to the sum of Executive’s (x) Base Salary (at the annual Base Salary rate in effect at the time of termination and subject to standard payroll deductions and withholdings) for a period of twelve (12) months following the termination date (the “Severance Period”) and (y) the Target Bonus (at the Target Bonus amount in effect at the time of termination) or, to the extent no Target Bonus is communicated for the year during which the termination of employment occurs, the annual bonus most recently paid to the Executive, to be paid in equal installments on regular payroll dates over the Severance Period; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid on the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date, (b) a pro-rata Annual Bonus for the year of Executive’s termination of employment, based upon actual performance in the year of termination as determined in good faith by the BoD, payable when the Annual Bonus would have normally been paid, or, if later, upon the execution of and expiration of any revocation period provided for in the Release (the “Pro Rata Bonus”), for the avoidance of doubt this amount is in addition to the amounts payable under clause (a), (c) subject to Executive’s (and/or his eligible family members) timely election to exercise Executive’s rights under federal law (29 U.S.C. § 1161 et seq. (commonly known as “COBRA”)), the Company shall pay, or reimburse Executive for, the cost of continued participation in the Company’s group medical and/or dental plans which cover Executive (and any eligible family members) pursuant to COBRA, but only for the portion of the premiums equal to the portion being paid by the Company for active employees as of immediately prior to the termination date, from the date of employment termination through the earliest of (i) the last day of the month which falls eighteen months from the effective date of termination, (ii) the date Executive is no longer eligible for COBRA, or (iii) the date that Executive first becomes eligible for comparable health care or dental care coverage, as applicable, pursuant to the health and dental care plan of a new employer; provided, however, that any such payments or reimbursements otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid on the first payroll date that follows such effective date; and (d) the vesting of the portion of any unvested option award granted prior to the Effective Date that would have vested during the one-year period immediately following the date of the Executive’s termination of employment.

3.7.3 Additionally, in the event of a termination of employment under Section 3.4, subject to Executive’s (in the case of Disability) or Executive’s estate (in the case of death) furnishing to the Company an executed and non-revoked Release within 60 days following Executive’s Separation from Service, and not revoking the Release as described therein, then Executive (or his estate, as applicable) shall be entitled to the same payments and benefits described above in Section 3.7.2.

3.7.4 Additionally, in the event of a termination of employment under Section 3.5 above, within 6 months prior to or 24 months following a Change in Control, subject to Executive furnishing to the Company an executed Release within 60 days following Executive’s Separation from Service, and not revoking the Release as described therein, then Executive shall be entitled to: (a) a payment equal to the sum of Executive’s (x) Base Salary (at the annual Base Salary rate in effect at the time of termination and subject to standard payroll deductions and withholdings) for a period of twenty-four (24) months following the termination date (the “CIC Severance Period”) and (y) two times Target Bonus (at the Target Bonus amount in effect at the time of termination) or, to the extent no Target Bonus is communicated for the year during which the termination of employment occurs, the annual bonus most recently paid to the Executive, to be paid in equal installments on regular payroll date over the CIC Severance Period; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid on the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date, (b) the Pro Rata Bonus, for the avoidance of doubt, this amount is in addition to the amounts payable under clause (a), (c) subject to Executive’s timely election to exercise Executive’s rights under COBRA, the Company shall pay, or reimburse Executive for, the cost of continued participation in the Company’s group medical and/or dental plans which cover Executive (and eligible dependents) pursuant to COBRA, but only for the portion of the premiums equal to the portion being paid by the Company for Executive as of immediately prior to the termination date, from the date of employment termination through the earliest of (i) the last day of the month which falls eighteen months from the effective date of termination, (ii) the date Executive is no longer eligible for COBRA, or (iii) the date that Executive first becomes eligible for comparable health care or dental care coverage, as applicable, pursuant to the health and dental care plan of a new employer; provided, however, that any such payments or reimbursements otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid on the first payroll date that follows such effective date; and (d) the immediate vesting of any unvested option award granted to the Executive prior to the Effective Date.

3.7.5 Notwithstanding anything to the contrary in this Agreement, if the period during which Executive may sign the Release begins in one calendar year and ends in another, then any severance pay and any COBRA premium payment (collectively “Severance Payment”) or reimbursement benefits shall accrue and be paid in the calendar year that follows such Separation from Service.

3.7.6 The payments required to be made under Section 3.7 shall be reduced by the amount of any severance pay due or otherwise paid to Executive pursuant to any severance pay plan of the Company to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”).

3.7.7 Notwithstanding anything contained in this Agreement to the contrary, the obligation to make the payments described in this Section 3.7 shall cease immediately in the event of a breach of the non-competition or non-solicitation covenants set forth in Sections 4.3 or 4.4 hereof or a material breach of the covenants set forth in Sections 4.1 or 4.2 hereof; provided, that nothing in this Agreement shall be construed to affect Executive’s right to receive continuation of group health plan benefits under COBRA to the extent authorized and in accordance with federal law and applicable state law, at Executive’s own cost. For the sake of clarity, the Parties hereby agree that if applicable, Section 3.7.4 shall replace Section 3.7.2 and shall not be in addition thereto. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer.

3.8 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Benefits”) that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. It is intended that each installment of the Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that the Benefits payments set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Benefits payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation from Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Benefits in accordance with the applicable payment schedules set forth in this Agreement. While it is intended that all payments and benefits provided under this Agreement or otherwise to Executive will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that any such payments or benefits are exempt from or compliant with Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any payments and benefits provided to Executive as a result of this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

3.9 No Further Obligations. Except as set forth above, the Company shall have no further obligations to Executive under this Agreement, except as otherwise provided by law or under any benefit plan then in effect in which Executive participates and then only in accordance with such benefit plan.

3.10 Resignation. Upon any termination of employment, Executive will promptly resign, and will be deemed to have automatically resigned, from any and all positions that Executive holds as a member of a board (excluding the BoD and any committees of the BoD if the termination of employment (other than a termination of employment for Cause) occurs during the Initial Term), officer, director, or manager of any member of the Company Group (as defined below). For the Avoidance of doubt, Executive will promptly resign, and will be deemed to have automatically resigned, from the BoD and any committee of the BoD if Executive’s employment is terminated for Cause or his employment terminates following the Initial Term. Executive will take all actions reasonably requested by the Company to give effect to this Section 3.10.

3.11 Return of Property. Upon termination of employment for any reason, Executive shall immediately return to the Company without condition all files, records, keys, and other property of the Company.

4. Restrictive covenants.

4.1 Non-Disclosure.

4.1.1 Executive agrees and covenants to (A) treat all Confidential Information as strictly confidential and (B) not (except in connection with the performance of his duties during his employment with the Company or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose publicly or to any third party, whether during or at any time after Executive’s employment with the Company, any Confidential Information unless such information has been previously disclosed to the public by the Company or has become public knowledge through no direct or indirect fault of Executive or any person acting on Executive’s behalf. For purposes of this Agreement, “Confidential Information” means any information pertaining to the business and operations of Parent, the Company or their respective subsidiaries or affiliates (collectively, the “Company Group”) that is not generally available to the public and that is used, developed, or obtained by any member of the Company Group in connection with its business, including any Proprietary Information (as defined below in Section 4.1.3) and (a) financial information and projections, (b) business strategies, (c) products or services, (d) fees, costs and pricing structures, (e) designs, (f) analysis, (g) drawings, photographs and reports, (h) computer software, including operating systems, applications and program listings, (i) flow charts, manuals and documentation, (j) data bases, (k) accounting and business methods, (l) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (m) customers and clients and, customer or client lists, (n) copyrightable works, (o) all technology and trade secrets, and (p) all similar and related information in whatever form

4.1.2 Executive agrees that on termination of Executive’s employment with the Company for any reason, Executive shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group. Executive further agrees that Executive shall not retain or use for Executive’s account at any time any tradenames, trademark or other proprietary business designation used or owned in connection with the business of the Company Group. For the avoidance of doubt, Executive understands that Executive’s obligations under this Agreement with regard to Confidential Information commenced immediately on Executive’s first having access to such Confidential Information (including during employment with the Company or any of its predecessors or affiliates prior to the Effective Date) and shall continue during and after Executive’s employment with the Company until such time as such Confidential Information has become public knowledge other than as a result of the direct or indirect fault of Executive or any person acting on Executive’s behalf.

4.1.3 Executive agrees that Executive shall promptly disclose to the Company all Proprietary Information. All Proprietary Information shall be the sole and exclusive property of the Company. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Proprietary Information consisting of copyrightable subject matter is “work made for hire” (as defined in the Copyright Act of 1976 (17 U.S.C. § 101)), and such copyrights are therefore owned by the Company (or any of its subsidiaries and affiliates). To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company (or the relevant member of the Company Group), for no additional consideration, Executive’s entire right, title and interest in and to all Proprietary Information and intellectual property rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Executive’s obligation to the Company (or any of its subsidiaries and affiliates) relative to the disclosure of Proprietary Information shall continue beyond termination of Executive’s employment, and Executive shall, at the Company’s expense, give the Company (or any of its subsidiaries and affiliates) all assistance it reasonably requires to apply for, obtain, perfect, protect and use its right to Proprietary Information. For purposes of this Agreement, “Proprietary Information” means information and inventions generated, conceived or first reduced to practice by Executive alone or in conjunction with others, during or after working hours, while in the employ or while rendering services to any member of the Company Group or any of their predecessors or affiliates or prior to commencing employment with the Company; provided, however, that Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement or (ii) Executive’s general business knowledge and work skills, even if developed or improved by Executive while in the employ of, or rendering services to, the Company Group. The provisions of this Section 4.1.3 shall not apply to an invention or works for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless the invention or works results from work performed by Executive for the Company or the Company Group.

4.1.4 Without limiting the generality of the foregoing, nothing in this Agreement precludes or otherwise limits Executive’s ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information. Neither the Company nor any other member of the Company Group may retaliate against Executive for any of these activities.

4.1.5 Pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

4.1.6 Notwithstanding the foregoing, nothing in this Agreement (including in Sections 4.1 and 4.2) prohibits Executive from disclosing factual information related to any future claim of discrimination to law enforcement, the Equal Employment Opportunity Commission, the state division of human rights or comparable agency, a local commission on human rights, or an attorney retained by Executive; provided that such attorney agrees to be bound by the same covenants set forth in this Agreement as the Executive.

4.2 Non-Disparagement. Subject to Section 4.1.4, 4.1.5 and 4.1.6 hereof, during the Term and at all times thereafter, Executive shall not make any public written or oral statements about the Company or any of its subsidiaries or affiliates that are negative or disparaging, implied or express or that are intended to damage the business reputation or goodwill of the Company or any of its subsidiaries or affiliates. In addition, the Company shall instruct its executives and officers to not make any public written or oral statements about Executive that are negative or disparaging, implied or express or that are intended to damage Executive’s business reputation. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude Executive, the Company, its subsidiaries and affiliates, and the Company’s directors and executive officers from (i) communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, or otherwise pursuant to legal process or (ii) making statements in good faith and in the ordinary course of business in connection with the performance of Executive duties hereunder to the Company.

4.3 Non-Competition. While employed by the Company (or any of its subsidiaries or affiliates) and for 12 months after termination of Executive’s employment with the Company or any of its subsidiaries or affiliates for any reason, Executive agrees not to, directly or indirectly, in the United States or elsewhere where any of the Company or any of its subsidiaries is engaged in business, including, without limitation, Malaysia, on such person’s own behalf or on behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person) engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to or contractor or other agent for, receive any economic benefit from or exert any influence upon, any business or activity that competes, directly or indirectly, with the business of the Company or any of its subsidiaries (a “Competitive Business”) or invest or own any interest publicly or privately in any Competitive Business. Notwithstanding the foregoing, the restrictions in this Section 4.3 shall not prohibit (a) Executive from serving as an employee, consultant, or other person performing similar responsibilities for the Company or any affiliate of the Company or (b) the ownership by Executive or any of Executive’s affiliates of capital stock or other equity interests of any entity whose securities are listed on a national securities exchange or traded in the over-the-counter markets so long as (i) Executive, together with Executive’s affiliates, and any member of a group in which Executive or any of Executive’s affiliates is a party, do not own more than 1% of the outstanding voting power of such entity and (ii) such capital stock or other equity interests of such entity are held solely as a passive investment.

4.4 Non-Solicitation. While employed by the Company (or any of its subsidiaries or affiliates) and for 12 months after termination of Executive’s employment with the Company or any of its subsidiaries or affiliates for any reason, Executive agrees not to, directly or indirectly, in the United States or elsewhere where the Company or any of its subsidiaries or affiliates is engaged in business, including, without limitation, Malaysia, on such person’s own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person):

4.4.1 solicit, divert or attempt to solicit or divert any person who as of the date of Executive’s termination of employment is or was, within the 12-months prior to such date, a buyer or seller of goods or services to or from the Company or any of its subsidiaries, or within the one-year period prior to such date, was solicited to become a buyer or seller of goods or services to or from the Company or any of its subsidiaries (each, a “Company Customer”), for the purpose of engaging in, offering, purchasing, procuring, providing or selling goods or services competitive with those provided by any of the Company or any of its subsidiaries, or attempt in any manner to persuade any such Company Customer to cease to do business or to reduce the amount of business which any such Company Customer has customarily done or contemplates doing with the Company or any of its subsidiaries.

4.4.2 hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other non-employee role) any officer, or employee of, or consultant to, the Company or any of its subsidiaries as of the date of termination of Executive’s employment or at any time in the 12 months prior to Executive’s termination of employment, in each case until the date that is 12 months after the date on which such officer, employee or consultant ceases to be employed by or provide service to the Company or any of its subsidiaries, or encourage or induce any such individual to leave his or her employment or service relationship with the Company or any of its subsidiaries; provided that the term “solicit for employment or services” as used in this clause 4.4.2 shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.

4.4.3 interfere with the business relationship of any vendor, supplier, or consultant of the Company or any of its subsidiaries, or encourage or induce any such vendor, supplier, or consultant to cease or reduce the level of business it does with the Company or any of its subsidiaries.

5. dispute resolution.

5.1 Arbitration. Any and all disputes, claims or controversies (“Claims”) arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, or the Executive’s employment or its termination, that the Company may have against Executive or that Executive may have against (a) the Company (b) its officers, directors, shareholders, employees or agents, (c) the Company’s affiliated entities, and/or (d) all successors past, present or future, and assigns of any of them, shall be resolved by binding arbitration as set forth herein.

The Claims to be arbitrated include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for unlawful discrimination or unlawful harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition, pregnancy or pregnancy related condition, or any other condition against which discrimination is unlawful under federal, state, or local law, ordinance, or regulation); claims for benefits (except claims under an executive benefit or pension plan that either specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. Nothing in this Agreement shall be construed as precluding the Executive from filing a: (i) claim for workers’ compensation or unemployment compensation benefits; and (ii) claim with the Equal Employment Opportunity Commission, or similar fair employment practices agency in New York, or an administrative charge within the jurisdiction of the National Labor Relations Board, or the New York Labor Department; however, any such administrative claim that cannot be resolved administratively through such an agency shall be subject to this Agreement.

Except as otherwise provided herein, arbitration shall be governed by and proceed in accordance with and be subject to the provisions of the Federal Arbitration Act (“FAA”). However, to the extent that the FAA is inapplicable or held not to require arbitration of a particular Claim or Claims, the New York Arbitration Act (NY CLS CPLR §§ 7501, et seq.) or any successor or replacement statute(s), shall apply.

Except as otherwise provided herein, the arbitration shall be commenced and conducted in accordance with the Employment Arbitration Rules & Mediation Procedures of JAMS as in effect at the time of commencement of the Arbitration (“JAMS Rules”) https://www.jamsadr.com/rules-employment-arbitration/english. Any arbitration shall be held in New York City, New York. The exact time and location of the arbitration proceeding will be determined by the arbitrator. The parties shall jointly select one arbitrator from the JAMS panel of arbitrators who shall be either a retired judge or an attorney who is experienced in the area of dispute.

Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations.

The arbitrator shall apply the law of the state of New York or federal law, or both, as applicable to the issues asserted and shall be without jurisdiction to apply any different substantive law. The arbitrator shall hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems advisable. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under New York law. The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

Although conformity to legal rules of evidence shall not be necessary, the arbitrator shall determine the admissibility, relevance, and materiality of the evidence offered and may exclude evidence deemed by the arbitrator to be cumulative or irrelevant, and shall take into account applicable principles of legal privilege, such as those involving the confidentiality of communications between a lawyer and client.

The arbitrator shall render an award and a written opinion, which will consist of a written statement signed by the arbitrator regarding the disposition of each Claim and the relief, if any, as to each Claim and also contain a concise written statement of the reasons for the award, stating the essential findings and conclusions of law upon which the award is based, no later than thirty days from the date the arbitration hearing concludes or the post hearing briefs (if requested) are received, whichever is later. The award of the arbitrator, which may include equitable relief, shall be final and binding upon the parties and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Either party may bring an action in any court of competent jurisdiction to compel arbitration and to enforce an arbitration award.

5.2 Mediation. The Parties agree that any and all Claims subject to arbitration as described in Section 5.1 of this Agreement, shall be first submitted to JAMS, or its successor, for mediation in New York City, New York, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth in Section 5.1 above. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutrals, and in scheduling the mediation proceedings as soon as possible. The Parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this clause may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

5.3 Mediation and Arbitration Costs. The Party initiating the mediation and arbitration will be responsible for paying the initial filing fees with JAMS. The fees of the arbitrator and costs of the mediation and arbitration (except the initial filing fee) shall be borne equally by the Parties. Each Party shall pay for its own costs and attorneys’ fees, if any.

5.4 Exclusive Remedy. Except as set forth in Section 5.5 below, the Parties understand and agree that the mediation and arbitration provisions of this Agreement shall provide each Party with its/his exclusive remedy with respect to this Agreement, and each Party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the Parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The Parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

5.5 Equitable Relief. Notwithstanding the above, either Party may file a request with a court of competent jurisdiction for equitable relief and expedited discovery, including but not limited to injunctive relief, pending resolution of any Claim through the arbitration procedure set forth herein; provided, however, in such cases the merits of the Claims will be decided by the arbitrator, who will have the same ability to order legal or equitable remedies as a court of general jurisdiction.

6. other terms and conditions.

6.1 Entire Agreement; Modification. This Agreement and the Incentive Plan set forth the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof, supersede all existing agreements, arrangements or understandings, whether oral or written, between them concerning such subject matter, and may be modified only by a written instrument duly executed by each Party. The Company further agrees that Executive shall not be subject to any restrictive covenants under the Incentive Plan or any other agreement, instrument, or policy in connection with Executive’s employment with the Company that would impose greater restrictions on Executive than the covenants set forth in Section 4 of this Agreement.

6.2 Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be assigned by Executive, nor may any of Executive’s duties hereunder be delegated at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee expressly assumes the Company’s obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of law.

6.4 Survival. The covenants, agreements, representations and warranties contained in Sections 1.5 or made by Executive in Sections 3, 4, 5, and 6 and the Company’s obligations pursuant to Section 4 hereof shall survive the termination of this Agreement and Executive’s employment with the Company.

6.5 Third Party Beneficiaries. Except as expressly provided herein with respect to successors and assigns of the parties, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement.

6.6 Waiver. The failure of either Party hereto at any time to enforce performance by the other Party of any provision of this Agreement shall in no way affect such Party’s rights thereafter to enforce the same, nor shall the waiver by either Party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

6.7 Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

6.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery, (b) on the third day following deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, (c) on the next day following deposit with a nationally recognized courier service such as Federal Express) for overnight delivery or (d) upon transmittal for any electronic transmission (example: pdf files), addressed to the other Party hereto at such Party’s address hereinafter shown below or at such other address as such party may designate by written notice to the other party hereto:

To	Executive at the address set forth in the Company’s records.

To Company at:	MoneyLion
30 West 21st Street,
9th Floor,
New York City, New York 10010
Attn: The Board of Directors

6.9 Severability. In the event any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgment to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal or unenforceable, had never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement. If any term, condition or provision contained in this Agreement shall be determined under applicable law to be overly broad in duration, geographical coverage or substantive scope, such term, condition or provision shall be deemed narrowed to the broadest terms permitted by applicable law.

6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN COMPANY AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT EXECUTIVE HAS ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT EXECUTIVE IS GIVING UP ANY RIGHT TO A JURY TRIAL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	MoneyLion Technologies, Inc.

	By:	/s/ Richard Correia
		Name:	Richard Correia
		Title:	Chief Financial Officer

EXECUTIVE:		/s/ Diwakar Choubey
Diwakar Choubey

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